Exhibit 7

ALBERT WONG & CO.
CERTIFIED PUBLIC ACCOUNTANTS
7th Floor, Nan Dao Commercial Building
359-361 Queen’s Road Central
Hong Kong
Tel : 2851 7954
Fax: 2545 4086

ALBERT WONG
B.Soc., Sc., ACA., LL.B., CPA(Practising)

December 7, 2011

U.S.Securities and Exchange Commission
100 F Street, NE
Washington D.C. 20549

Dear Sir/Madam,

RE: CHINA EXECUTIVE EDUCATION CORP. (the "Company")

We have read the statements made by the Company under Item 4.02 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 21, 2011 regarding the non-reliance on the Company’s previously issued financial statements as of the years ended December 31, 2010 and 2009, and the related audit reports. We have no disagreement with the statements.

Very truly yours,

/s/ Albert Wong & Co.
Albert Wong & Co.